Exhibit 99.1



FOR IMMEDIATE RELEASE

ATMI, INC. ANNOUNCES PROPOSED $100 MILLION CONVERTIBLE SUBORDINATED NOTES
OFFERING


DANBURY, CT; November 1, 2001 - ATMI, Inc. (Nasdaq: ATMI) announced today that it proposes to offer a new issue of $100 million of Convertible Subordinated Notes due 2006 (the "Notes").

The Notes will be convertible into ATMI Common Stock, at the option of the holder, at a price to be determined. ATMI may also issue up to an additional $15 million of Notes to cover over-allotments in connection with the offering.

ATMI intends to use the net proceeds of the sale of the Notes for general corporate purposes. The Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the anticipated results discussed in such forward-looking statements, due to factors discussed in ATMI's SEC reports, including, but not limited to, ATMI's Report on Form 10-Q for the quarter ended September 30, 2001, and Report on Form 10-K for the year ended December 31, 2000. Forward-looking statements are based on current expectations and ATMI does not intend to update such information to reflect later events or developments.

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For More Information Contact:

   Dean Hamilton
   (203) 207-9349 Direct
   (203) 794-1100 ext. 4202
   dhamilton@atmi.com